ATHENS BANCSHARES CORPORATION REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31, 2012

Athens, Tennessee, April 30, 2012, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three months ended March 31, 2012.  The Company’s net income for the three months ended March 31, 2012 was $542,000 or $0.22 per diluted share, compared to net income of $514,000 or $0.20 per diluted share for the same period in 2011.

Results of Operations – Three Months Ended March 31, 2012 and 2011

Net interest income after provision for loan losses increased $270,000 or 10.51%, to $2.8 million for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.  Interest income decreased $31,000 when comparing the two periods as the average balance of interest-earning assets increased from $260.7 million for the three months ended March 31, 2011 to $267.5 million for the comparable period in 2012. The average yield on interest earning assets decreased from 5.61% during the three months ended March 31, 2011 to 5.42% for the comparable period in 2012.  Interest expense decreased $176,000 when comparing the two periods as the average balance of interest bearing liabilities increased from $217.8 million for the three months ended March 31, 2011 to $219.6 million for the comparable period in 2012.  The average cost of interest-bearing liabilities decreased from 1.61% to 1.28% when comparing the same two periods.  The provision for loan losses decreased $125,000 from $211,000 for the quarter ended March 31, 2011 to $86,000 for the quarter ended March 31, 2012.

Non-interest income increased $105,000 to $1.2 million for the three months ended March 31, 2012 compared to $1.1 million for the same period in 2011.  The increase was primarily due to an increase in income related to the origination and sale of secondary market mortgage loans and an increase in revenue related to electronic banking transactions.

Non-interest expense increased $72,000 to $2.9 million for the quarter ended March 31, 2012 compared to $2.8 million for the quarter ended March 31, 2011.  The primary reason for the increase was an increase in data processing fees related to the increase in number of accounts and electronic banking transactions.

Income tax expense for the three months ended March 31, 2012 was $558,000 compared to $283,000 for the same period in 2011.  The primary reason for the change was the increase in taxable income during the 2012 period.

Total assets increased $10.2 million to $293.9 million at March 31, 2012, compared to $283.7 million at December 31, 2011.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at March 31, 2012.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCHSARES CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED
	March 31,
	2012	2011
Operating Data:
Total interest income	$3,626	$3,657
Total interest expense	699	875

Net interest income	2,927	2,782
Provision for loan losses	86	211
Net interest income after provision for loan losses	2,841	2,571

Total non-interest income	1,172	1,067
Total non-interest expense	2,913	2,841

Income before income taxes	1,100	797
Income tax expense	558	283

Net income	$542	$514

Net income per share, basic	$0.22	$0.20
Average common shares outstanding, basic	2,471,767	2,545,034
Net income per share, diluted	$0.22	$0.20
Average common shares outstanding, diluted	2,499,861	2,574,899

Performance ratios (annualized):
Return on average assets	0.75%	0.73%
Return on average equity	4.26	4.13
Interest rate spread	4.14	4.00
Net interest margin	4.37	4.27

	AS OF	AS OF
	MARCH 31, 2012	DECEMBER 31, 2011
FINANCIAL CONDITION DATA:
Total assets	$293,893	$283,716
Gross loans	212,727	208,865
Allowance for loan losses	4,068	4,166
Deposits	234,931	224,112
Securities sold under agreements to repurchase	1,421	2,265
Total liabilities	243,250	233,166
Stockholders' equity	50,643	50,550

Non-performing assets:
Non-accrual loans	$3,173	$3,254
Accruing loans past due 90 days	12	45
Foreclosed real estate	279	526
Other non-performing assets	8	11

Troubled debt restructurings (1)	$6,590	$6,808

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.91%	1.99%
Allowance for loan losses as a percent of non-performing loans	127.72	126.28
Non-performing loans as a percent of total loans	1.50	1.58
Non-performing loans as a percent of total assets	1.08	1.16
Non-performing assets and troubled debt restructurings as a percentage of total assets	3.17	3.52

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	21.54%	21.96%
Tier 1 capital (to risk-weighted assets)	20.28	20.69
Tier 1 capital (to adjusted total assets)	13.83	14.13

(1)
Troubled debt restructurings include $746,000 and $670,000 in non-accrual loans at March 31, 2012 and December 31, 2011, respectively, which are also included in non-accrual loans at both dates listed above.

CONTACT:         Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111